Exhibit 99.1

Dreams Expects Record 2011 Revenues of $141.7 Million, up 27%

Expects 2012 Revenues of $175 Million with E-Commerce Revenues up 30% to $147 Million

PLANTATION, Fla. – March 12, 2012 – Dreams, Inc. (NYSE Amex: DRJ), a technology driven, multi-channel retailer focused on the licensed sports products industry, reported preliminary revenues for the year ended December 31, 2011. The company has also provided its revenue outlook for the full year 2012.

Based on preliminary unaudited information, for the year ended December 31, 2011, Dreams expects to report total revenues of $141.7 million, increasing 27% from $111.4 million in 2010. Dreams also expects to report e-commerce revenues of $113.0 million, up 33% from $84.7 million in 2010.

The increase in revenues was supported by the continued growth in Dreams’ e-commerce platform, led by www.FansEdge.com, as well as the company’s web syndication business.

“These preliminary record revenue results are a true testament to our fully integrated e-commerce platform driving additional market share in the team licensed sports products industry,” said Ross Tannenbaum, president and CEO of Dreams. “The proactive investments we made in our human capital over the past two years have also supported this year’s double-digit revenue growth. We have achieved significant organic growth from our web syndication partners as they fully integrate into our system and realize a greater revenue stream as a result our proprietary and customizable technology.

“As we progress through 2012, we expect sustained organic growth that will be driven by our flagship FansEdge brand and our robust pipeline of potential web syndication partners. We look forward to providing our complete 2011 results and will give additional clarity on what we believe are the important metrics to value our company.”

Management will provide complete results in its fourth quarter and full year 2011 earnings press release and conference call, which will be announced at a later date.

2012 Outlook

Dreams expects fiscal year 2012 total revenues to be $175 million with $147 million attributed to the company’s e-commerce channel.

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with PNC Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

DRJ@liolios.com